EXHIBIT 12
                              HOUSTON LIGHTING & POWER COMPANY
                   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                 RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                   (THOUSANDS OF DOLLARS)

                                                     THREE                  TWELVE
                                                  MONTHS ENDED            MONTHS ENDED
                                                 MARCH 31,1995           MARCH 31, 1995
                                               ------------------      ------------------
Fixed Charges as Defined:
   (1)  Interest on Long-Term Debt...........  $           61,518      $          246,210
   (2)  Other Interest.......................               3,135                   8,732
   (3)  Amortization of (Premium)
           Discount..........................               2,122                   8,485
   (4)  Interest Component of Rentals
        Charged to Operating Expense.........                 936                   3,813
                                               ------------------      ------------------
   (5)       Total Fixed Charges.............  $           67,711      $          267,240
                                               ==================      ==================
Earnings as Defined:
   (6)  Net Income...........................  $           42,894      $          479,699
                                               ------------------      ------------------
   Federal Income Taxes:
   (7)  Current..............................              14,988                 174,567
   (8)  Deferred (Net).......................               3,817                  71,534
                                               ------------------      ------------------
   (9)  Total Federal Income Taxes...........              18,805                 246,101
                                               ------------------      ------------------
  (10)  Fixed Charges (line 5)...............              67,711                 267,240
                                               ------------------      ------------------
  (11)  Earnings Before Income Taxes and
           Fixed Charges (line 6 plus
           line 9 plus line 10)..............  $          129,410      $          993,040
                                               ==================      ==================
Ratio of Earnings to Fixed Charges
   (line 11 divided by line 5)...............                1.91                    3.72

Preferred Dividends Requirements:
  (12)  Preferred Dividends .................  $            8,985      $           34,295
  (13)  Less Tax Deduction for
           Preferred Dividends...............                  14                      54
                                               ------------------      ------------------
  (14)       Total...........................               8,971                  34,241

  (15)  Ratio of Pre-Tax Income to Net
           Income (line 6 plus line 9
           divided by line 6)................                1.44                    1.51
                                               ------------------      ------------------
  (16)  Line 14 times line 15................              12,918                  51,704
  (17)  Add Back Tax Deduction
           (line 13).........................                  14                      54
                                               ------------------      ------------------
  (18)  Preferred Dividends Factor...........  $           12,932      $           51,758
                                               ==================      ==================
  (19)  Fixed Charges (line 5)...............  $           67,711      $          267,240
  (20)  Preferred dividends Factor
           (line 18).........................              12,932                  51,758
                                               ------------------      ------------------
  (21)       Total...........................  $           80,643      $          318,998
                                               ==================      ==================
Ratio of Earnings to Fixed Charges and
   Preferred Dividends
   (line 11 divided by line 21)..............                1.60                    3.11

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